RESTATED CERTIFICATE OF INCORPORATION OF ELECTRO ECOLOGY, INC. UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

          We, the undersigned, being President and Secretary of Electro Ecology, Inc., a corporation existing under the laws of the State of New York, do hereby certify under the seal of the said corporation as follows:

          FIRST: The name of the corporation is ELECTRO ECOLOGY, INC.

          SECOND: The certificate of incorporation of the corporation was filed by the Secretary of State of the State of New York on the 18th day of January, 1978.

          THIRD: The amendments to the certificate of incorporation effected by this restated certificate are as follows: I

(1)	To make minor wording and punctuation changes to the second paragraph of ARTICLE SECOND in order to clarify this paragraph;
(2)	To eliminate ARTICLE SEVENTH which provides that the incorporator is a natural person over the Age of twenty-one years, and resides at Convent Station, New Jersey;
(3)	To renumber ARTICLE EIGHTH as ARTICLE SEVENTH
(4)	To eliminate ARTICLE NINTH which provides that the fiscal year of the corporation shall terminate on October 31, 1978;
(5)	To add a provision requiring the extraordinary consent of the shareholders for certain actions of the corporation;
(6)

To add a provision providing that the shareholders may make agreements among themselves and with the corporation restricting and limiting the sale of their shares in such manner as they may agree, fix and determine;

(7)	To add a provision with respect to elimination of certain liability of directors; and
(8)	To add a provision with respect to indemnification of certain persons.

          FOURTH: This restatement of the certificate of incorporation was authorized by vote of the board of directors of the corporation, followed by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders in accordance with Sections 803 and 807 of the Business Corporation Law of the State of New York.

          FIFTH: The text of the certificate of incorporation of the corporation is hereby restated as amended by this restated certificate, to read in full, as follows:

CERTIFICATE OF INCORPORATION OF ELECTRO ECOLOGY, INC.

          FIRST: The name of the corporation is ELECTRO ECOLOGY, INC.

          SECOND: The purposes for which it is to be formed are to do any and all of the things hereinafter set forth to the same extent as natural persons might or could do in any part of the world namely:

                    To engage in the business of manufacturing, designing, creating, developing, owning, producing, constructing, using, distributing, installing, buying, selling, leasing, reconstructing, repairing and generally dealing in and with machinery, generators, motors, lamps, apparatus, supplies and articles of every kind and description appertaining to or in any way connected with the production, use, sale, distribution, regulation, control or application of electricity or electrical apparatus for the purpose of light, heat, power, locomotion or for any other use or for any other purpose; of constructing, acquiring, using, selling, buying or leasing any works, construction, or plant or part thereof, connected with, or involving such use, distribution, regulation, control or application of electricity or the control or use of electrical generators or other apparatus for any purpose; and of producing, furnishing and supplying electrical apparatus in any form and any purpose whatsoever.

                    To build, manufacture, construct, assemble, design, develop, purchase or otherwise to acquire, own, operate, equip, replace, repair, remodel, recondition or otherwise dispose of, trade and deal in electrical power plants, and related and assorted devices and power units, devices, engines, machines, mechanisms and apparatus of whatsoever kind and description and to sell or lease any electrical power or energy produced therefrom.

                    The foregoing enumeration of powers shall not be deemed to limit or restrict in any manner the general powers of the corporation, and the enjoyment and exercise thereof, as conferred by the laws of the State of New York upon corporations organized under the provisions of the Business Corporation Law.

          THIRD: The total number of shares that m ay be issued by the corporation is 200, all of which are to be without nominal or par value, and which are to be the same class and are to be common stock.

          FOURTH: The authorized shares of stock without par value may be issued by this corporation from time to time, for such consideration as may be fixed from time to time by the Board of Directors, and any and all shares without par value so issued, the consideration for which so affixed has been paid or delivered, shall be fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect to such shares.

          FIFTH: The office of the corporation shall be located in the Incorporated Village of Wappingers Falls, County of Dutchess and State of New York; and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served upon it is Box 126, Wappingers Falls, New York 12590.

          SIXTH: The duration of the corporation shall be perpetual.

          SEVENTH: The Secretary of State of the State of New York is hereby designated as the agent of the corporation upon whom process in any action or proceeding against it may be served.

          EIGHTH: The following actions shall require the unanimous approval of the shareholders of common stock of the corporation, which approval shall be deemed granted as provided below:

          (a) any amendment of this certificate of incorporation or the by-laws of the corporation;

          (b) the dissolution or liquidation of the corporation;

          (c) the authorization or issuance of additional shares or any other debt or equity security of the corporation or rights convertible into such shares or securities;

          (d) the sale or transfer of all or a substantial portion of the assets of the corporation;

          (e) the merger or consolidation of the corporation with any other corporation or business entity or the acquisition by the corporation of the assets of or stock owned by any other person or party other than in the ordinary course of business;

          (f) any action to increase or decrease the number of Directors comprising the Board of Directors of the corporation;

          (g) the appointment of any person to the position of President of the corporation;

          (h) the payment of any dividend (whether or not previously declared) on any of the shares of the corporation;

          (i) the entry into, termination of, or amendment of any written or unwritten contractual agreement or understanding between the corporation and any shareholder of the corporation, or of any entity directly or indirectly controlling, controlled by, or under common control with such shareholder of the corporation, or any employee or agent of any of the foregoing, or the waiver or settlement of any cause of action or claim against any of the foregoing;

          (j) the entering into of any Material Contracts (as defined below) not covered by (i) above between the corporation and third parties and all material amendments, waivers and consents in connection therewith;

          (k) any sale, acquisition, disposition or hypothecation of any asset of the corporation which would materially impair or change the business of the corporation as currently being conducted;

          (1) any long range plans and annual capital, revenue and expense budgets and plans, including financing plans, and ratification of the previous year's expenditures;

          (m) any borrowing of money or other commitment of the credit of the corporation and any guaranty or similar surety-type obligations, except for indebtedness to trade creditors incurred in the ordinary course of business;

          (n) any voluntary prepayment or extension of debt incurred by the corporation;

          (o) approval of minutes of meetings of the Board of Directors;

          (p) transaction by the corporation' of any business other than that referred to in the certificate of incorporation or the by-laws;

          (q) adoption of, and material changes to, the corporation's accounting practices and/or treatments;

          (r) the commencement of litigation or arbitration on behalf of the corporation or the settlement of any litigation or arbitration on behalf of the corporation;

          (s) the terms of any credit enhancements, including, but not limited to, guaranties or letters of credit; or

          (t) the procurement of insurance for the corporation and its properties and any modification of that insurance program and other material actions taken with respect to the corporation's insurance.

          Approval of the actions listed above shall require affirmative votes of each shareholder of common stock. For purposes of the preceding sentence, each shareholder of common stock shall have one vote. That vote shall be cast by the two members of the Board of Directors designated by that shareholder, acting in agreement, or by one such representative of that shareholder having the proxy of the other such representative of that shareholder.

          The agreement of any member of the Board of Directors to any action listed above may be withheld for any reason whatsoever. Any shareholder's failure to agree to any such action shall not be subject to question by the other shareholder or the corporation.

          "Material Contract" means in this ARTICLE NINTH, with respect to the corporation, any contract or other agreement to which the corporation is a party or by which it or its assets or properties are bound or subject (i) which provides for payments by the corporation, or the accrual by the corporation of an obligation to pay, salaries, compensation or fees to any person or any entity, in an amount in excess of $25,000 per annum; (ii) for the sale of any asset of the corporation or pursuant to which any person has an option to purchase any assets of the corporation for a price exceeding $25,000, or for the purchase of any item for a price exceeding $25,000, other than in the ordinary course of business; (iii) requiring capital expenditures or other payments by the corporation of an amount in excess of $25,000 during the term thereof; (iv) relating to the acquisition by the corporation of the operating business of, or the disposition of any operating business by, any other person; (v) in which the corporation has a joint venture interest; (vi) which contain covenants on the part of the corporation or any of its officers, directors or employees not to compete with the business of the corporation in any geographical area; (vii) relating to the making of any loan, advance credit, guaranty or other direct or indirect obligation of the corporation, contingent or otherwise, in excess of $25,000 in any one case, or to any stockholder or employee *of the corporation; (viii) with any governmental or regulatory body; or (ix) requiring the consent of a third party to the transfer of the benefits thereof.

          NINTH: The shareholders may make agreements among themselves and with the corporation restricting and limiting the sale of their shares in such manner as they may agree, fix and determine.

          TENTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

          ELEVENTH: The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

          IN WITNESS WHEREOF, we have signed this restated certificate of incorporation this 5th day of June 1990 and we affirm the statements contained therein as true under penalties of perjury.

/s/ ROBERT W. HOLLIS Robert Hollis President
/s/ SERGE RAFFET Serge S.Raffet Secretary